EXHIBIT 23-1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement of New York State Electric & Gas Corporation on Form S-8 of our report dated January 26, 1996 on our audits of the consolidated financial statements and financial statement schedule of New York State Electric & Gas Corporation and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report is included in the Annual Report on Form 10-K for 1995 of New York State Electric & Gas Corporation. We also consent to the reference to our Firm under the caption "Experts".


                                               /s/ COOPERS & LYBRAND L.L.P.
New York, New York
November 15, 1996